UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 18, 2011

Hotgate Technology, Inc.

(Exact name of registrant as specified in charter)

Nevada (State or Other Jurisdiction of Incorporation)	333-129388 (Commission File Number)	71-098116 (I.R.S. Employer Identification No.)

Room 1602, Aitken Vanson Centre, 61 Hoi Yuen Rd., Kwun Tong, Hong Kong

(Address of principal executive offices, including zip code)

(852) 2270-0688

 (Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a

        12(b))

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

        (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

        (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On January 18, 2011, Hotgate Technology, Inc. (the “Company”), through Shanghai Hongsheng Net Telecommunications Company Limited (“REDtone”), a wholly-owned subsidiary of the Company, signed a Term Sheet with Shanghai QianYue Information Technology Co., Ltd. (“QIT”) in respect to the proposed investment in Shanghai Qianyue Business Administration Co., Ltd. (“QBA”) (the “Term Sheet”).

Pursuant to the Term Sheet, for cash consideration of RMB 7.9 million, REDtone will acquire the entire paid-up share capital of QBA amounting to RMB 10 million.  QBA is an established prepaid shopping-card issuer in Shanghai.

The conditions precedent as stipulated in the Term Sheet are that the result of due diligence findings as completed by the Company by February 28, 2011, will support the following: the net book value of QBA’s fixed assets (inclusive software) must be at least RMB 1.2 million, which must be supported by relevant documents; QBA must have designated a reserve locked in by the banks to meet future payment obligations of at least RMB 2 million, which must be supported by proof; and the sales value for the prepaid shopping cards for the financial year ended December 31, 2010, carry a value of approximately RMB 90 million (the “Conditions Precedent”).  Furthermore, all the liabilities/obligations that existed or occurred on or before the date REDtone becomes an official shareholder belong to QIT.

The Term Sheet must be approved by the Company’s Board of Directors.   Within five days after the signing of the Term Sheet, the Company will be required to pay RMB 200,000, in the form of an earnest deposit to QIT.  If the due diligence conducted by the Company uncovers undisclosed financial risks/exposures exceeding RMB 200,000, or a variance of more than twenty percent of any of the Conditions Precedent, the Company has the right to terminate the Term Sheet and the earnest deposit will be refunded to the Company within five business days.  If the Term Sheet is terminated by the Company for any other reason, the earnest deposit will not be refundable.

After the due diligence has been conducted, but no later than March 10, 2011, pursuant to the Term Sheet the parties will enter into and execute a Share Sales and Purchase Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOTGATE TECHNOLOGY, INC.

By:	/s/ Chuan Beng Wei
Name: Chuan Beng Wei
Dated: January 18, 2011	Title: Chief Executive Officer